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          [LETTERHEAD OF MANATT PHELPS & PHILLIPS, ATTORNEYS AT LAW]

                                                                     EXHIBIT 8.1

March 20, 1997



Greater Bay Bancorp
2860 West Bayshore Road
Palo Alto, California 94303

GBB Capital I
c/o Greater Bay Bancorp
2860 West Bayshore Road
Palo Alto, California 94303

          RE:  CERTAIN FEDERAL INCOME TAX CONSEQUENCES
               OF THE PURCHASE AND OWNERSHIP OF CUMULATIVE
               TRUST PREFERRED SECURITIES ISSUED BY GBB CAPITAL I

Ladies and Gentlemen:

          We have acted as counsel to Greater Bay Bancorp ("GBB") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Form S-1 Registration Statement dated March 5, 1997 (the "Registration Statement"). The Registration Statement relates to the offer for sale of 800,000 shares of Cumulative Trust Preferred Securities (the "Trust Preferred Securities") of GBB Capital I ("GBB Capital I"), a statutory business trust formed at the direction of GBB under the laws of the State of Delaware, and the Junior Subordinated Debentures to be issued by GBB to GBB Capital I in connection with the sale of the Trust Preferred Securities.

          This opinion letter relates to the material federal income tax consequences of the purchase and ownership of the Trust Preferred Securities by investors. All capitalized terms used in this opinion letter and not otherwise defined herein have the same meaning as set forth in the Registration Statement.

          We have examined the Registration Statement, the Amended and Restated Trust Agreement of GBB Capital I, and such other documents as we have deemed necessary to render our opinions expressed below. In our examination of such material, we have relied upon the current and continued accuracy of the factual matters we have considered, and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies of documents submitted to us. Our opinion is also based on certain representations from GBB in a letter to us of even date herewith. In
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MANATT, PHELPS & PHILLIPS, LLP

Greater Bay Bancorp
GBB Capital I
March 20, 1997
Page 2

addition, we also have assumed that the transactions related to the issuance of the Junior Subordinated Debentures and the Trust Preferred Securities will be consummated in accordance with the terms and forms of such documents.

          Based on the foregoing, and assuming that GBB Capital I was formed and will be maintained in compliance with the terms of the Amended and Restated Trust Agreement of GBB Capital I, it is our opinion that:

          (1) GBB Capital I will be classified for United States federal income tax purposes as a grantor trust and a unit investment trust and not as an association taxable as a corporation and, as a result, each beneficial owner of Trust Preferred Securities will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures held by GBB Capital I.

          (2) Except in the case of the occurrence of an Extension Period, stated interest on the Junior Subordinated Debentures generally will be included in income by a holder of Trust Preferred Securities at the time such interest income is paid or accrued in accordance with the holder's regular method of tax accounting. If GBB exercises its right to defer payments of interest on the Junior Subordinated Debentures during an Extension Period, beneficial owners of Trust Preferred Securities will commence reporting interest income with respect to the Junior Subordinated Debentures under the original issue discount rules of the Internal Revenue Code of 1986, as amended (the "Code").

          (3) Gain or loss will be recognized by a holder of Trust Preferred Securities on a sale of Trust Preferred Securities (including a redemption for cash) in an amount equal to the difference between the amount realized (which for this purpose, will exclude amounts attributable to accrued interest or original issue discount not previously included in income) and the holder's adjusted tax basis in the Trust Preferred Securities sold or so redeemed. Gain or loss recognized by the holder on a sale of Trust Preferred Securities held for more than one year will generally be taxable as long-term capital gain or loss.

          (4) The discussion of "Certain Federal Income Tax Consequences" in the Registration Statement accurately describes the material federal income tax consequences concerning the Trust Preferred Securities.

          This opinion is based upon the Code, the Treasury Regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Future changes in the law or interpretations of the law may cause the tax treatment of the transactions referred to herein to be materially different from that described above. We have undertaken no obligation to update this opinion in such event.
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MANATT, PHELPS & PHILLIPS, LLP

Greater Bay Bancorp
GBB Capital I
March 20, 1997
Page 3

          Other than the specific tax opinions set forth in this letter, no other opinion has been requested of us or rendered by us with respect to the tax treatment of the proposed issuance and sale of the Junior Subordinated Debentures or the Trust Preferred Securities, including, but not limited to, the tax treatment of the proposed transactions under other provisions of the Code and the Treasury Regulations or the tax treatment of the proposed transactions under state, local, foreign or any other tax laws.

          We hereby consent to the filing of this letter as an exhibit to the Registration Statement and the use of our name in the Registration Statement under the caption "Certain Federal Income Tax Consequences." In giving such consent, we do not concede that this consent is required under Section 7 of the Securities Act of 1933.

                              Very truly yours,

                              /s/ Manatt, Phelps & Phillips, LLP